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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-140532) and related Prospectus of Forest Oil Corporation and to the incorporation by reference therein of our reports dated February 27, 2007, with respect to the consolidated financial statements of Forest Oil Corporation as of December 31, 2006 and for the year then ended, Forest Oil Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Forest Oil Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Denver, Colorado
March 16, 2007

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Consent of Independent Registered Public Accounting Firm